Exhibit 10.9

Variable Life Insurance Company	John Hancock Place
Boston, Massachusetts 02117
1–800–521–1234

INSURED	RAYMOND R CHRISTMAN	TOTAL SUM INSURED AT ISSUE	$659,084

POLICY NUMBER	52 591 001	DATE OF ISSUE	MARCH 4, 2004

PLAN	MAJESTIC UL

INDIVIDUAL LIFE INSURANCE

The John Hancock Variable Life Insurance Company (“The Company”) agrees, subject to the conditions and provisions of this policy, to pay the Death Benefit to the Beneficiary upon the death of the Insured if such death occurs while the policy is in force, and to provide the other benefits, rights and privileges of the policy.

Payment will be made on receipt at our Home Office in Boston, Massachusetts, of due proof of the Insured’s death.

The policy, which includes any Riders which are a part of the policy on delivery, is issued in consideration of the application and the payment of the Minimum Initial Premium as shown on Page 3.

The Policy Specifications and the conditions and provisions on this and the following pages are part of the policy.

10 Day Right of Examination – This policy may be returned by delivering or mailing it within 10 days after its receipt to the Company at Boston, Massachusetts, or to the agent or agency office through which it was delivered. Immediately on such delivery or mailing, the policy shall be deemed void from the beginning. Any premium paid on it will then be refunded.

Signed for the Company at Boston, Massachusetts.

/s/ Michele G. Vanleer	/s/
President	Secretary

Flexible Premium Adjustable Life Insurance

Death Benefit payable at death of Insured

Not eligible for dividends

Benefits, premiums and the Premium Class are shown in the Policy Specifications Section.

Policy Provisions

Section

1.	Policy Specifications	3-3B
2.	Table of Rates	4-4A
3.	Definitions	5
4.	Sum Insured	5
5.	Death Benefit	6
6.	Increase in Credited Rate	7
7.	Premium Payments	7
8.	Grace Period	7
9.	Account Value	8
10.	Loans	9
11.	Surrenders	10
12.	Annual Report to Owner	11
13.	Basis of Computations	11
14.	Reinstatement	11
15.	Owner and Beneficiary	12
16.	Interest on Proceeds	12
17.	Claims of Creditors	12
18.	Assignment	12
19.	Incontestability	13
20.	Misstatement of Age or Sex	13
21.	Suicide	13
22.	Contract	13
23.	Settlement Provisions	14

1. POLICY SPECIFICATIONS

Insured	RAYMOND R CHRISTMAN
Issue Age	55
Sex	M
Premium Class	STANDARD NONSMOKER

Owner, Beneficiary	As designated in the application subject to Section 15 of the policy.

Policy Number	52 591 001	Plan Majestic UL

Date of Issue	March 4, 2004	Sum Insured

		Basic Sum Insured at Issue	$230,680

		Additional Sum Insured at Issue	$428,404

		Total Sum Insured at Issue	$659,084

Death Benefit Option at Issue	Option B

Other Benefits and Specifications

Minimum Total Sum Insured	$500,000
Minimum Basic Sum Insured	$100,000
Definition of Life Insurance Elected	Guideline Premium Test
Guaranteed Credited Interest Rate	3.35%

PREMIUMS

Planned Premium	$27,600.00 per year for years 1 – 1 plus $141,360.00 Additional First Year Premium; remaining years as specified in the special schedule completed at the time of application

Tier 1 Target	$6,745.08 per year

Tier 2 Target	$19,271.61 per year

Minimum Initial Premium	$3,854.32

Billing Interval	Annual

1. POLICY SPECIFICATIONS, continued

CURRENT POLICY CHARGES

Deductions from Premium Payments

Sales Charge

Years	Up to Tier 1 Target Premium	Premium in excess of Tier 1 Target Premium, up to Tier 2 Target Premium	Excess of Tier 2 Target Premium
1	35%*	1%	3%
2-10	10%	1%	3%
11+	3%	1%	3%

*	lf premium received in the first Policy Year is less than the Tier 1 Target Premium, then premium received in the second Policy Year will be treated as if it had been received in the first Policy Year, until total cumulative premiums received exceed the Tier 1 Target Premium.

Premium Tax	2.35% of Payments
DAC Tax	1.25% of Payments

Monthly Deductions from Account Value

Administrative Charge	$10.00 for all Policy Years
Issue Charge	$.050 per $1,000 of Basic Sum Insured at Issue deducted for the first 10 Policy Years, not to be less than $5.00 nor more than $200.00
Cost of Insurance Charge	Determined in accordance with Section 9, and deducted for all Policy Years

Notice: The actual premiums paid will affect the Account Value and the duration of insurance coverage, and will affect the Death Benefit if the Account Value affects the Death Benefit. Even if the Planned Premiums shown on page 3 are paid as scheduled, they may not be sufficient to continue the policy in force until the death of the Insured. The policy will continue in force until the death of the Insured only if on each Processing Date actual premiums paid plus actual interest credited less any Withdrawals and any indebtedness is sufficient to provide for all Policy Charges when due.

3A

1. POLICY SPECIFICATIONS, continued

MAXIMUM POLICY CHARGES

Deductions from Premium Payments

Sales Charge

Years	Up to Tier 1 Target Premium	Premium in excess of Tier 1 Target Premium, up to Tier 2 Target Premium	Excess of Tier 2 Target Premium
1	35%*	1%	3%
2-10	10%	1%	3%
11+	3%	1%	3%

*	lf premium received in the first Policy Year is less than the Tier 1 Target Premium, then premium received in the second Policy Year will be treated as if it had been received in the first Policy Year, until total cumulative premiums received exceed the Tier 1 Target Premium.

Premium Tax	2.35% of Payments
DAC Tax	1.25% of Payments

Monthly Deductions from Account Value

Administrative Charge	$10.00 for all Policy Years
Issue Charge	$.050 per $1,000 of Basic Sum Insured at Issue deducted for the first 10 Policy Years, not to be less than $5.00 nor more than $200.00
Cost of Insurance Charge	Determined in accordance with Section 9, and deducted for all Policy Years; Maximum Monthly Rates are shown in Section 2

Notice: The actual premiums paid will affect the Account Value and the duration of insurance coverage, and will affect the Death Benefit if the Account Value affects the Death Benefit. Even if the Planned Premiums shown on page 3 are paid as scheduled, they may not be sufficient to continue the policy in force until the death of the Insured. The policy will continue in force until the death of the Insured only if on each Processing Date actual premiums paid plus actual interest credited less any Withdrawals and any indebtedness is sufficient to provide for all Policy Charges when due.

3B

2. TABLE OF RATES

A. Rate Table

Age [1]	Maximum Monthly Rates per $1,000 of Net Amount at Risk [2]	Required Additional Death Benefit Factor	Optional Extra Death Benefit Factor
55	0.8767	1.5000
56	0.9601	1.4600
57	1.0468	1.4200
58	1.1396	1.3800
59	1.2392	1.3400
60	1.3500	1.3000
61	1.4736	1.2800
62	1.6134	1.2600
63	1.7722	1.2400
64	1.9491	1.2200
65	2.1434	1.2000
66	2.3510	1.1900
67	2.5728	1.1800
68	2.8088	1.1700
69	3.0653	1.1600
70	3.3537	1.1500
71	3.6820	1.1300
72	4.0603	1.1100
73	4.4962	1.0900
74	4.9835	1.0700
75	5.5133	1.0500
76	6.0765	1.0500
77	6.6657	1.0500
78	7.2759	1.0500
79	7.9239	1.0500
80	8.6352	1.0500
81	9.4308	1.0500
82	10.3390	1.0500
83	11.3735	1.0500
84	12.5138	1.0500
85	13.7377	1.0500
86	15.0218	1.0500
87	16.3566	1.0500
88	17.7380	1.0500
89	19.1720	1.0500
90	20.6777	1.0500
91	22.2871	1.0400
92	24.0635	1.0300
93	26.1199	1.0200
94	28.8130	1.0100

[1]	On a Policy anniversary, “age” means the age of the Insured at his or her birthday nearest that date. That “age” will apply until the next anniversary.

[2]	Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Mortality Table.

2. TABLE OF RATES, continued

A. Rate Table (cont’ d.)

Age [1]	Maximum Monthly Rates per $1,000 of Net Amount at Risk [2]	Required Additional Death Benefit Factor	Optional Extra Death Benefit Factor
95	32.8176	1.0000
96	39.6429	1.0000
97	53.0660	1.0000
98	85.5269	1.0000
99	165.3400	1.0000

[1]	On a Policy anniversary, “age” means the age of the Insured at his or her birthday nearest that date. That “age” will apply until the next anniversary.

[2]	Maximum Monthly Rates and Minimum Values are based on the 1980 Commissioners Standard Ordinary Mortality Table.

4A

3. DEFINITIONS

“Application” means the application for this policy attached to and made a part of this policy.

“In force” means that the insurance under the policy is being continued for the Death Benefit.

“Indebtedness” means all existing loans on this policy plus earned interest which has either accrued or been added.

“Payment” means, unless otherwise stated, payment at our Home Office in Boston, Massachusetts.

“Processing Date” means the first day of a policy month. A policy month shall begin on the day in each calendar month which corresponds to the day of the calendar month on which the Date of Issue occurred. If the Date of Issue is the 29th, 30th, or 31st day of a calendar month, then for any calendar month which has fewer days, the first day of the policy month will be the last day of such calendar month. The Date of Issue is not a Processing Date.

“We”, “us” and “our” refer only to the Company.

“Written notice” means, unless otherwise stated, a written notice filed at our Home Office in Boston, Massachusetts.

“You” and “your” refer only to the Owner of this policy.

4. SUM INSURED

The Total Sum Insured on any date equals the sum of the Basic Sum Insured (“BSI”) on that date and the Additional Sum Insured (“ASI”), if any, on that date.

The BSI and any ASI are equal to their respective amounts at issue as shown on page 3 until changed. A change will not be effected that would reduce the Basic Sum Insured or the Total Sum Insured below its respective minimum value as shown on page 3. Scheduled changes are elected on the application. The following unscheduled changes may be made:

(i)	Requested Change in ASI – A change in ASI may be requested by written notice at any time after the first policy year. We reserve the right to limit the number and maximum and minimum amounts of requested changes. A request may be made to increase the ASI, but not the BSI. A request to increase the ASI will be subject to our approval. We will require evidence of insurability satisfactory to us as part of our approval. A minimum premium payment may also be required. When a requested increase or decrease becomes effective, and if then required by our rules, a Withdrawal and/or a change in future Planned Premiums will automatically be effected to comply with those rules. Any decrease will be effective on the next Processing Date after our approval.

(ii)	Requested Change in Death Benefit Option – The BSI may vary as provided in the “Death Benefit” provision,

(iii)	Change Due to a Withdrawal – The Total Sum Insured may vary as provided in the “Surrender” provision.

The provisions of this policy are to be interpreted to ensure or maintain qualification as a life insurance contract for federal tax purposes, notwithstanding any other provisions to the contrary.

•	The following applies if the Tax Test Elected for federal income tax purposes, as shown on page 3, is the Guideline Premium Test. If at any time the premiums paid under the Policy exceed the amount allowable for such tax qualification, such excess amount shall be removed from the Policy as of the date of its payment, together with interest thereon from such date, and any appropriate adjustment in the Death Benefit shall be made as of such date. Such excess amount and interest shall be refunded to the Owner no later than 60 days after the end of the applicable Policy Year. If such excess amount and interest is not refunded by then, we will add or increase the Additional Sum Insured under the policy retroactively by the lowest amount necessary to ensure or maintain such tax qualification.

•	The following applies if the Tax Test Elected for federal income tax purposes, as shown on page 3, is the Cash Value Accumulation Test. If at any time the amount of the Required Additional Death Benefit or Optional Extra Death Benefit, as determined in Section 5, Death Benefit, is insufficient for this policy to qualify as life insurance under federal tax law, the amount of Required Additional Death Benefit or Optional Extra Death Benefit shall be increased further by the lowest amount necessary to ensure or maintain such tax qualification.

5. DEATH BENEFIT

The Death Benefit will equal the death benefit of the policy minus any indebtedness on the date of death. We will also deduct any unpaid charges under Section 9. In addition, if the Insured dies during a grace period as described in Section 8, we will also deduct the amount of any unpaid shortfall described in that section.

The death benefit of the policy depends in part on which of the following Options is in effect. The Option at Issue is selected in the application for the policy.

Option A: The death benefit is the Total Sum Insured, plus any Required Additional Death Benefit as described below.

Option B: The death benefit is the Total Sum Insured plus the Account Value on the date of death of the Insured, plus any Required Additional Death Benefit as described below.

Option M: The death benefit is the Total Sum Insured, plus any Optional Extra Death Benefit as described below. If the application indicates that calculation of the Optional Extra Death Benefit does not begin at the Date of Issue, the death benefit will be determined as described for Option A until the policy year at which the anniversary on which the Optional Extra Death Benefit calculation begins.

•	Required Additional Death Benefit For Options A and B (and for Option M if prior to calculation date)

If death benefit Option A or B has been selected, the death benefit of the policy will be increased if necessary to ensure that the policy will continue to qualify as life insurance under federal tax law. The amount of any such increase is the Required Additional Death Benefit.

With respect to Option A (and for Option M if prior to calculation date), the Required Additional Death Benefit on any date will be equal to the amount, if any, by which the Total Required Death Benefit as of such date, as defined below, exceeds the Total Sum Insured.

With respect to Option B, the Required Additional Death Benefit on any date will be equal to the amount, if any, by which the Total Required Death Benefit as of such date, as defined below, exceeds the sum of the Total Sum Insured and the Account Value.

The Total Required Death Benefit will equal (i) the Account Value multiplied by (ii) the applicable Required Additional Death Benefit factor shown in Section 2.

A charge for any Required Additional Death Benefit in effect on any Processing Date will be deducted from the Account Value on such date. Such charge will be determined as described in the Cost of Insurance Charge subsection of Section 9.

•	Optional Extra Death Benefit for Option M

If death benefit Option M has been selected, the death benefit of the policy will be increased if necessary to ensure that the death benefit of the policy is not less than the Option M Target Death Benefit. The amount of any increase is the Optional Extra Death Benefit.

The Optional Extra Death Benefit on any date will be equal to the amount, if any, by which the Option M Target Death Benefit as of such date, as defined below, exceeds the Total Sum Insured.

The Option M Target Death Benefit will be equal to (i) the Account Value on such date multiplied by (ii) the applicable Optional Extra Death Benefit factor shown in Section 2.

A charge for any Optional Extra Death Benefit in effect on any Processing Date will be deducted from the Account Value on such date. Such charge will be determined as described in the Cost of Insurance Charge subsection of Section 9.

•	Change of Death Benefit Option

You may change from Options B to Option A, Option M to Option A, or Option A to Option M. At the time a change from Option B to Option A, the Death Benefit under the new Option will be the same as it was under the old Option. A change from Option B will therefore increase the Basic Sum Insured by the Account Value at the time the new Option takes effect. A change to Option M will require evidence of insurability satisfactory to us.

6. INCREASE IN CREDITED RATE

We will determine the rate or rates of interest to be credited to the Account Value. In no event will the minimum credited interest rate be less than the effective annual guaranteed credited interest rate as shown on page 3.

Beginning in Policy Year 11 and through Policy Year 20, if the credited rate of interest is at least 5.00%, then such credited rate of interest will be increased by .50%. Beginning in Policy Year 21 and continuing thereafter, if the credited rate of interest is at least 5.00% then such credited rate of interest will be increased by .90%.

The increase in credited rate is applied only to amounts of Account Value in excess of indebtedness.

7. PREMIUM PAYMENTS

Payments of premiums shall be made only to us at our Home Office.

Planned Premiums as of the Date of Issue are shown on page 3 and in the application. They are scheduled to be paid on the first day of their premium interval. You may request a change in the amount and frequency of future Planned Premiums, subject to any limitations then in effect. We may make changes in the amount of future Planned Premiums in accordance with the “Sum Insured”, “Death Benefit”, and “Surrenders” provisions of the policy.

Subject to our minimum and maximum limits, additional premiums may be paid while the policy is in force.

When we receive a premium payment we will deduct a Sales Charge, premium tax, DAC tax, and any rider charges, if applicable, as shown on page 3A. The remainder will constitute Net Premium.

We may refuse to credit all or part of a premium payment if the total of premiums paid then exceeds the total of all Planned Premiums scheduled to be paid from the Date of Issue as shown on the application. Any uncredited excess will be refunded or applied as otherwise agreed.

8. GRACE PERIOD

If on a Processing Date, prior to the deduction of Expense Charges and the Cost of Insurance Charge, such deductions exceed the Account Value less any indebtedness, this policy will be in default as of such Processing Date (“date of default”) and will remain in force for a grace period of 61 days from the date of default. We will send notice of the minimum premium that we require to keep the policy in force beyond the end of the grace period. If such minimum premium is not received by the end of the grace period, the policy will terminate without value.

The minimum premium that we require will be equal to a payment which produces a Net Premium at least equal to: (i) the shortfall on the date of default plus (ii) all Expense Charges and Cost of Insurance Charges as described in Section 9 for the next two Processing Dates, where such charges are assumed to be equal to those calculated on the date of default.

If the Insured dies during the Grace Period, we will deduct from the proceeds any unpaid charges.

9. ACCOUNT VALUE

On the later of the Date of Issue or the receipt of the first payment at our Home Office the Account Value will be equal to the Net Premium credited less the Monthly Deductions shown on page 3A. The first Cost of Insurance Charge is due on the Date of Issue. The Account Value is then determined daily by accumulating at interest the Account Value for the prior day increased by Net Premiums credited and decreased by Withdrawals and, on a Processing Date, the Expense Charges and Cost of Insurance Charge.

Interest

We will determine the rate or rates of interest to be credited to the Account Value. In no event will the credited interest rate be less than the effective annual guaranteed credited interest rate as shown on page 3.

We will determine a separate rate of interest to be credited to: (i) amounts of Account Value up to and including indebtedness; and (ii) amounts of Account Value in excess of indebtedness. The rate of interest credited to (i) will be no less than the current Loan Interest Rate for this policy less 1.25 % for the first ten Policy Years, .75% for Policy Years 11–20, and .35% thereafter.

Expense Charges

We will deduct from the first Net Premium, and from the Account Value on each applicable Processing Date, the Issue Charge shown on Page 3A. We will deduct from the Account Value on each Processing Date an Administrative Charge, which is also shown on page 3A.

Cost of Insurance Charge

The Cost of Insurance Charge on the Date of Issue or on any Processing Date is the charge for the Net Amount at Risk and and for all ratings, if applicable. The charge for the Net Amount at Risk is an amount equal to the applicable Applied Monthly Rate divided by 1,000 then multiplied by the Net Amount at Risk on the Date of Issue or such Processing Date as the case may be. Each Cost of Insurance Charge is deducted in advance of the insurance coverage to which it applies.

The Net Amount at Risk is the amount determined by subtracting (a) from the greater of (b) or (c) where:

(a)	is the Account Value at the end of the immediately preceding day less all charges due on the Date of Issue or Processing Date;

(b)	(i) is the Sum Insured divided by 1.0032737 for death benefit option A or death benefit option M; or

(ii) is the Sum Insured divided by 1.0032737 plus the amount defined in (a) above for death benefit option B; and

(c)	is the amount defined in (a) above, multiplied by the applicable Death Benefit Factor described in Section 5.

The Applied Monthly Rates are the actual rates used to calculate the Cost of Insurance Charge. We will determine the Applied Monthly Rates to be used for this policy. They will not exceed the Maximum Monthly Rates shown in the applicable Table of Rates in Section 2. The Applied Monthly Rates will be based on our expectations of future mortality experience. They will be reviewed at least once every 5 policy years. Any change in Applied Monthly Rates will be made on a uniform basis for Insureds of the same sex. Issue Age, and Premium Class, including tobacco user status, and whose policies have been in force for the same length of time.

10. LOANS

You may borrow money from us on receipt at our Home Office of a completed form satisfactory to us assigning the policy as the only security for the loan.

Loans may be made if a Loan Value is available. Each loan must be for at least $1,000. We may defer loans as provided by law. We will not defer loans for more than 6 months. We will not defer loans that are applied to pay premiums on our policies. Loans may not be made if the policy is in a grace period.

The Loan Value while the policy is in force will be equal to (a) minus (b) minus (c) where:

(a)	is the Account Value;

(b)	is twelve times the sum of all monthly charges deducted from the Account Value for the policy month in which the loan is obtained; and

(c)	is (a) above minus (b) above multiplied by 1.25% in Policy Years 1 through 10, .75% in Policy Years 11 through 20, and .35% thereafter.

The amount of loan available will be the Loan Value less any existing indebtedness.

Loan interest at a rate described in the “Variable Loan Interest Rate” provision below will accrue daily beginning on the date of the loan. Loan interest will be added to the indebtedness daily and will bear interest at the same rate from the date added.

Indebtedness may be repaid in full or in part at any time before the Insured’s death, and while the policy is in force.

Variable Loan Interest Rate

We will annually determine in the month preceding the policy anniversary the Loan Interest Rate for this policy. This rate will apply to all indebtedness outstanding during the policy year next following the date of determination. The rate will not exceed the higher of (a) the “Published Monthly Average” for the calendar month which is two months before the month in which the date of determination occurs; and (b) 5.25%.

The “Published Monthly Average” means Moody’s Corporate Bond Yield Average – Monthly Average Corporates as published by Moody’s Investors Service, Inc. or any successor thereto. If the “Published Monthly Average” is no longer published, we reserve the right to select a substitute that we deem appropriate, subject to applicable law, regulation, or other state requirement.

When a new rate is determined: (a) we may increase the previous rate if the increase would be at least 1/2%; and (b) we must reduce the previous rate if the decrease would be at least 1/2%. We will: (a) notify you of the initial Loan Interest Rate at the time a loan is made; and (b) notify you in advance of a policy anniversary of any increase in the Loan Interest Rate if there is outstanding indebtedness on the policy.

11. SURRENDERS

We will pay the Surrender Value of the policy on receipt of written notice and the policy before the Insured’s death. On such receipt the policy will terminate without further value.

The Surrender Value will be equal to the Account Value less any indebtedness.

After the first policy year you may request a surrender of less than the Surrender Value, which is called a Withdrawal. The total of a Withdrawal is equal to your requested amount plus a processing charge of $20.00. Each Withdrawal must be at least $1,000. We will pay the requested amount on receipt of written notice and the policy before the Insured’s death.

On such receipt we will deduct the amount of the Withdrawal from the Account Value and the Total Sum Insured in the following manner:

(a)	if Death Benefit Option A or M is in effect, we will deduct an amount equal to a portion or all of the Withdrawal from the Account Value until the total Withdrawal has been deducted or, if sooner, when the Account Value multiplied by the Required Additional Death Benefit Factor (if Option A) or the Optional Extra Death Benefit Factor (if Option M) becomes equal to the Total Sum Insured. After that point is reached, we will reduce the Account Value and also any ASI, followed by any BSI until the whole Withdrawal has been deducted from the Account Value and the Total Sum Insured. After a Withdrawal has been processed, the amount of any deduction from the Additional Sum Insured will also be deducted from any future scheduled increases in the Additional Sum Insured and only increases in excess of such deduction will become effective; and

(b)	if Death Benefit Option B is in effect, we will deduct the amount of the Withdrawal from the Account Value and make no other adjustment.

The Withdrawal cannot exceed an amount equal to the Surrender Value less all Expense Charges and Cost of Insurance Charges as described in Section 9 for the next three Processing Dates. No Withdrawal can be made unless the resulting Total Sum Insured is at least equal to the Minimum Total Sum Insured shown on page 3. We reserve the right to limit the number of Withdrawals. If required by our rules in effect when the Withdrawal becomes payable, a reduction in future Planned Premiums will automatically be effected to comply with those rules.

We may defer the payment of any surrender but not for more than 6 months, or any shorter period as provided by law, from the date we receive written notice and the policy. Interest on the amount of the payment at the effective annual guaranteed credited interest rate shown on page 3 will be credited for the period that the payment is deferred. No other interest will be credited to such amount.

To surrender your life insurance policy you must provide written notice to us. The notice must contain at least all of the following:

1)	An unequivocal request to surrender.

2)	The policy number to be surrendered.

3)	The Insured’s name on the policy to be surrendered.

4)	The policyowner’s signature and, if required by the policy or by a legally binding document of which we have actual notice, the signature of a collateral assignee, irrevocable beneficiary, or other person having an interest in the policy through the legally binding document.

5)	Either the policy itself, or, in lieu of the policy, a statement that the policy itself has been lost or destroyed.

12. ANNUAL REPORT TO OWNER

We will send you a report at least once in each year which shows:

•	The Death Benefit, Total Sum Insured and Account Value as of the date of the report;

•	Premium payments received and charges made since the last report;

•	Withdrawals since the last report; and

•	Loan information.

13. BASIS OF COMPUTATIONS

Minimum surrender values, reserves and net single premiums referred to in the policy, if any, are computed on the basis of the Commissioners 1980 Standard Ordinary Mortality Table with percentage ratings, if applicable, and based on the sex and the underwriting class of the Insureds on the Date of Issue. The computations are made based upon age nearest birthday, using continuous functions. Computations for surrender values and reserves are made using the Guaranteed Credited Interest Rate shown on page 3, and for net single premiums using the rate of 4% a year.

The Account Value while the policy is in force is computed as described in Section 9. A detailed statement of the method of computation of values has been filed with insurance supervisory officials of the jurisdiction in which this policy has been delivered or issued for delivery. The values are not less than the minimum values under the law of that jurisdiction.

Any values, reserves and premiums applicable to any provision for an additional death benefit shall be specified in the provision and have no effect in determining the values available under the provisions of this Section 13.

14. REINSTATEMENT

Subject to meeting the following conditions, the policy may be reinstated within 3 years after the date termination occurs under the Grace Period provision. The requirements for reinstatement are:

(1)	Evidence of insurability satisfactory to us must be submitted;

(2)	Payment with interest at the Loan Interest Rate or such lesser rate as provided by law of the balance of unpaid Cost of Insurance Charge for the period before the policy terminated, together with applicable Expense Charges as if this payment were a premium payment; and

(3)	A minimum premium sufficient to keep the policy in force for two months must be paid; and

(4)	Any indebtedness must be paid or reinstated.

The Suicide and Incontestability provisions will apply from the effective date of reinstatement. If the policy has been in force for 2 years during the lifetime of the Insured, it will be contestable only as to statements made in the reinstatement application.

The effective date of a reinstated policy will be the monthly anniversary day on or next following the day we approve the application for reinstatement.

15. OWNER AND BENEFICIARY

The Owner and the Beneficiary will be as shown in the application unless you change them or they are changed by the terms of this provision.

You shall have the sole and absolute power to exercise all rights and privileges without the consent of any other person unless you provide otherwise by written notice.

If there is no surviving Beneficiary upon the death of the Insured, you will be the Beneficiary, but if you were the Insured, your estate will be Beneficiary.

While the Insured is alive, you may change the Owner and Beneficiary by written notice. No change or revocation will take effect unless we acknowledge receipt on the notice. If such acknowledgment occurs, then (i) a change of Beneficiary will take effect on the date the notice is signed, and (ii) a change or a revocation of Owner will take effect as of the date specified in the notice, or if no such date is specified, on the date the notice is signed. A change or revocation will take effect whether or not you or the Insured is alive on the date we acknowledge receipt. A change or revocation will be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt.

16. INTEREST ON PROCEEDS

We will pay interest on proceeds paid in one sum in the event of the Insured’s death from the date of death to the date of payment. The rate will be the same as declared for Option 1 in Section 23, Settlement Provisions.

17. CLAIMS OF CREDITORS

The proceeds and any income payments under the policy will be exempt from the claims of creditors to the extent permitted by law.

18. ASSIGNMENT

Your interest in this policy may be assigned without the consent of any revocable Beneficiary. Your interest, any interest of the Insured and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing, nor will we be on notice until a duplicate of the original assignment has been filed at our Home Office. We assume no responsibility for the validity or sufficiency of any assignment.

19. INCONTESTABILITY

This policy, except any provision for reinstatement or policy change requiring evidence of insurability, shall be incontestable after it has been in force during the lifetime of the Insured for two years from its Date of Issue, unless fraud is involved and except when premium payments are insufficient to keep the policy in force.

A reinstatement and any policy change requiring evidence of insurability shall be incontestable after it has been in force during the lifetime of the Insured for two years from the effective date of such reinstatement or policy change, except when premium payments are insufficient to keep the policy in force.

Any premium payment which we accept under Section 7 subject to insurability shall be considered a policy change. The Death Benefit resulting from such payment shall be governed by the immediately preceding paragraph.

20. MISSTATEMENT OF AGE OR SEX

If the age or sex of the Insured has been misstated, we will adjust the Basic Sum Insured, any Additional Sum Insured, and every other benefit to that which would have been purchased at the correct age or sex by the most recent Cost of Insurance charge deducted under Section 9.

21. SUICIDE

If the Insured commits suicide, while sane or insane, within two years from the Date of Issue, the policy will terminate on the date of such suicide and we will pay (in place of all other benefits, if any) an amount equal to the premiums paid less the amount of any indebtedness on the date of death and less any Withdrawals under Section 11. If the Insured commits suicide, while sane or insane, after 2 years from the Date of Issue and within 2 years from the effective date of any increase in the Death Benefit resulting from any payment of premium we are authorized to refuse under Section 7, the benefits payable under the policy will not include the amount of such Death Benefit increase but will include the amount of such premium, less the amount of any indebtedness on the date of death and any Withdrawals applicable, to such death Benefit increase.

22. THE CONTRACT

The written application for the policy is attached at issue. The entire contract between the applicant and us consists of the policy and such application. However, additional written applications for policy changes or acceptance of excess payment under Section 7 may be submitted to us after issue and if accepted by us such additional applications become part of the policy. All statements made in any application shall, in the absence of fraud, be deemed representations and not warranties. We will use no statement made by or on behalf of the Insured to defend a claim under the policy unless it is in a written application.

Policy years, policy months, and policy anniversaries are measured from the Date of Issue.

Any reference in this policy to a date means a calendar day ending at midnight local time at our Home Office.

Only the President, Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or agree to change in any respect any of the conditions or provisions of the policy, or to extend credit or to make an agreement for us.

23. SETTLEMENT PROVISIONS

OPTIONAL METHODS OF SETTLEMENT

In place of a single payment, an amount of $1,000 or more payable under the policy as a benefit, as a Withdrawal or as the Surrender Value, if any, may be left with us, under the terms of a supplementary agreement. The agreement will be issued when the proceeds are applied through the choice of any one of the options below, or any additional options we, in our sole discretion, may make available after issue. We shall at least annually declare the rate of interest or amount of payment for each option. Such declaration shall be effective until the date specified in the next declaration.

Option 1 – Interest Income at the declared rate but not less than 3.5% a year on proceeds held on deposit. The proceeds may be paid or withdrawn in whole or in part at any time as elected.

Option 2A – Income of a Specified Amount, with payments each year totaling at least 1/12th of the proceeds, until the proceeds plus interest is paid in full. We will credit interest on unpaid balances at the declared rate but not less than 3.5% a year.

Option 2B – Income for a Fixed Period with each payment as declared but not less than that shown in the Table for Option 2B.

Option 3 – Life Income with Payments for a Guaranteed Period, with each payment as declared but not less than that shown in the Table for Option 3. If the Payee dies within that period, we will pay the present value of the remaining payments. In determining present value, we will use the same interest rate used to determine the payments for this option.

Option 4 – Life Income without Refund at the death of the Payee of any part of the proceeds applied. The amount of each payment shall be as declared but not less than that shown in the Table for Option 4.

Option 5 – Life Income with Cash Refund at the death of the Payee of the amount, if any, equal to the proceeds applied less the sum of all income payments made. The amount of each payment shall be as declared but not less than that shown in the Table for Option 5.

You may choose an option by written notice to us: (a) while the Insured is alive; and (b) before the proceeds become payable. If you have made no effective choice, you may make one by written notice within: (a) 6 months after the death of the Insured; or (b) 2 months after the date on which the proceeds, if any, are payable in any case except death.

No choice of an option may provide for payments of less than $50.00. The first payment will be payable as of the date the proceeds are applied, except that under Option 1 it will be payable at the end of the first payment interval.

No option may be chosen without our consent if the proceeds are payable: (1) in any case, except death, before the policy has been in force on the same plan for at least 5 years; or (2) in any case to an executor, administrator, trustee, corporation, partnership, association, or assignee.

A Payee may, by written notice, name and change a Contingent Payee to receive any final amount that would otherwise be payable to the Payee’s estate.

Table for Options 2B, 3, 4 and 5

(Monthly payments for each $1000 of proceeds applied)

OPTION 2B Income for a Fixed Period		Age of Payee on Birthday Nearest Date of First Payment	OPTION 3 Life Income with Guaranteed Period		OPTION 4 Life Income without Refund	OPTION 5 Life Income with Cash Refund
Period of Years	Payment		10 Years	20 Years
1	84.46	40	3.53	3.50	3.54	3.46
2	42.86	41	3.57	3.54	3.58	3.50
3	28.99	42	3.62	3.58	3.63	3.54
4	22.06	43	3.66	3.62	3.68	3.58
5	17.91	44	3.77	3.66	3.73	3.62

6	15.14	45	3.76	3.71	3.78	3.66
7	13.16	46	3.82	3.75	3.83	3.71
8	11.68	47	3.87	3.80	3.89	3.75
9	10.53	48	3.93	3.85	3.95	3.80
10	9.61	49	3.99	3.90	4.02	3.85

11	8.86	50	4.05	3.95	4.08	3.91
12	8.24	51	4.12	4.01	4.15	3.96
13	7.71	52	4.19	4.06	4.22	4.02
14	7.26	53	4.26	4.12	4.30	4.08
15	6.87	54	4.34	4.18	4.38	4.15

16	6.53	55	4.42	4.24	4.47	4.21
17	6.23	56	4.50	4.31	4.56	4.28
18	5.96	57	4.59	4.37	4.66	4.36
19	5.73	58	4.69	4.44	4.76	4.44
20	5.51	59	4.79	4.50	4.87	4.52

21	5.32	60	4.89	4.57	4.99	4.60
22	5.15	61	5.00	4.64	5.11	4.69
23	4.99	62	5.12	4.71	5.25	4.78
24	4.84	63	5.24	4.77	5.39	4.88
25	4.71	64	5.37	4.84	5.54	4.99

26	4.59	65	5.50	4.91	5.70	5.09
27	4.47	66	5.64	4.97	5.87	5.21
28	4.37	67	5.79	5.03	6.06	5.33
29	4.27	68	5.94	5.09	6.26	5.46
30	4.18	69	6.10	5.14	6.47	5.59
Annual, Semi-annual or		70	6.27	5.19	6.69	5.73
quarterly payments		71	6.44	5.24	6.94	5.88
under Option 2B are		72	6.61	5.28	7.20	6.04
11.839, 5.963 and 2.993		73	6.79	5.32	7.48	6.20
respectively times the		74	6.98	5.36	7.79	6.38
monthly payments.
		75	7.16	5.38	8.11	6.56
		76	7.35	5.41	8.47	6.75
		77	7.54	5.43	8.84	6.96
		78	7.72	5.45	9.25	7.17
		79	7.91	5.46	9.69	7.39
		80	8.08	5.48	10.17	7.64
		81	8.25	5.49	10.68	7.88
		82	8.41	5.49	11.23	8.13
		83	8.56	5.50	11.82	8.43
		84	8.71	5.50	12.46	8.70
		85 & over	8.83	5.51	13.14	8.99

		Options 3, 4 and 5 are available only at the ages as shown.